Ex 99.3
Unaudited Pro Forma Condensed Combined Financial Statements
The following unaudited pro forma condensed combined financial statements and notes have been prepared based on Coeur’s, Bolnisi’s and Palmarejo’s historical financial statements to assist shareholders in analyzing the potential financial results of the combined company. The transactions are accounted for as purchases of assets and not as business combinations since Bolnisi and Palmarejo are considered to be in the development stage. The unaudited pro forma condensed combined financial statements are prepared on that basis, and are presented to give effect to the acquisition of Bolnisi and Palmarejo by Coeur. The following unaudited pro forma condensed combined financial statements represent the combined company’s unaudited pro forma condensed combined balance sheet as of June 30, 2007, and unaudited pro forma condensed combined income statements for the six months ended June 30, 2007 and the year ended December 31, 2006. The unaudited pro forma condensed combined balance sheet gives effect to the acquisitions as if they occurred on the date of such balance sheet. The accompanying unaudited pro forma condensed combined income statements give effect to the acquisitions as if they occurred on January 1, 2006, the first day of Coeur’s year ended December 31, 2006. Coeur’s historical information has been derived from its historical financial statements which were prepared and presented in accordance with U.S. GAAP. Bolnisi’s historical consolidated financial statements are presented in Australian dollars and were prepared in accordance with AIFRS, which differs in certain respects from U.S. GAAP. As described in the notes to Bolnisi’s financial statements and the notes to these unaudited pro forma condensed combined financial statements, Bolnisi’s historical consolidated financial statements were adjusted to be presented under U.S. GAAP and were translated from A$ to US$. As presented in the notes to Palmarejo’s financial statements and the notes to these unaudited pro forma condensed combined financial statements, pro forma adjustments have been made to the consolidated financial statements of Bolnisi (including Palmarejo) to conform with Coeur’s presentation under U.S. GAAP.
The pro forma adjustments are based upon available information and assumptions that management of Coeur believes are reasonable. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are based on the estimates and assumptions set forth in the notes accompanying those statements. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the combination. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Coeur, Bolnisi and Palmarejo and the related notes thereto.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Consolidated Balance Sheet as of June 30, 2007
(Bolnisi and Palmarejo) (Note 1)

			Pro Forma		Pro Forma
	Coeur	Bolnisi	Adjustments		Combined
	(In thousands except per share data)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$236,232	$16,646	(d)	$(11,600)	$240,226
			(e)	(1,052)
Short-term investments	36,270	—		—	36,270
Receivables	38,732	4,393		—	43,125
Ore on leach pad	32,729	—		—	32,729
Metal and other inventory	18,353	—		—	18,353
Deferred taxes	3,872	—		—	3,872
Prepaid expenses and other	8,096	48		—	8,144

Total current assets	374,284	21,087		(12,652)	382,719

PROPERTY, PLANT AND EQUIPMENT
Property, plant & equipment, net	98,497	52,952		—	151,449

MINING PROPERTIES
Operational mining properties, net	13,098	—		—	13,098
Mineral interests, net	64,891	—		—	64,891
Non producing and development properties	258,979	—	(c)	1,483,371	1,729,294
			(f)	(13,056)

	435,465	52,952		1,470,315	1,958,732

OTHER ASSETS
Ore on leach pad, non current portion	37,374	—		—	37,374
Restricted cash and cash equivalents	21,652	—		—	21,652
Debt issuance costs, net	4,999	—		—	4,999
Deferred income taxes	1,389	—		—	1,389
Other	8,749	—		—	8,749

Total non-current assets	74,163	—		—	74,163

Total Assets	$883,912	$74,039		$1,457,663	$2,415,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$35,967	$5,360		$—	$41,327
Accrued liabilities and other	8,877	—		—	8,877
Accrued taxes	5,363	—		—	5,363
Accrued payroll and related benefits	7,005	—		—	7,005
Accrued interest payable	1,031	—		—	1,031
Current portion of reclamation and mine closure	4,662	—		—	4,662
Current portion of capital leases	—	2,098		—	2,098

Total current liabilities	62,905	7,458		—	70,363

LONG TERM LIABILITIES
1 1/4% Convertible senior Notes due 2024	180,000	—		—	180,000
Long-term debt	—	8,384		—	8,384
Reclamation and mine closure	27,579	—		—	27,579
Deferred income taxes	—	—	(c)	453,701	440,645
			(f)	(13,056)
Other long-term liabilities	4,265	—		—	4,265

Total non-current liabilities	211,844	8,384		440,645	660,873

STOCKHOLDERS’ EQUITY
Common stock	279,507	47,751	(a)	(47,751)	540,483
			(b)	260,976
Additional paid in capital	779,062	(6,730)	(a)	6,730	1,593,301
			(b)	782,930
			(g)	31,309
Accumulated deficit	(437,285)	3,997	(a)	(3,997)	(437,285)
Shares held in treasury	(13,190)	—	(b)	—	(13,190)
Minority interest	—	13,179	(a)	(13,179)	—
Accumulated other comprehensive income	1,069	—		—	1,069

Total stockholders’ equity	609,163	58,197		1,017,018	1,684,378

Total liabilities and stockholders’ equity	$883,912	$74,039		$1,457,663	$2,415,614

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Six Months Ended June 30, 2007
(Bolnisi and Palmarejo) (Note 1)

			Pro Forma			Pro Forma
	Coeur	Bolnisi	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$102,524	$—			$—	$102,524

COSTS AND EXPENSES
Production costs applicable to sales	47,760	—			—	47,760
Depreciation and depletion	12,774	—			—	12,774
Administrative and general	11,884	1,808			—	13,692
Exploration	5,430	9,695			—	15,125
Litigation settlement	507	—			—	507
Other	—	1,863			—	1,863

Total costs and expenses	78,355	13,366			—	91,721

Operating income (loss)	24,169	(13,366)			—	10,803
OTHER INCOME AND EXPENSES
Interest and other	8,866	654			—	9,520
Interest expense, net of capitalized interest	(170)	—			—	(170)

Total other income and expenses	8,696	654			—	9,350
Income (loss) before taxes	32,865	(12,712)			—	20,153
Income tax (provision) benefit	(6,928)	—			—	(6,928)

NET INCOME (LOSS)	$25,937	$(12,712)			$—	$13,225

BASIC AND DILUTED INCOME (LOSS) PER SHARE
Basic income (loss) per share	$0.09					$0.03

Diluted income (loss) per share	$0.09					$0.02

Weighted average number of shares of common stock:
Basic	277,720		(b	)	260,976	536,696
Diluted	302,205		(b	)	260,976	563,181

See accompanying notes to these pro forma financial statements.

Coeur d’Alene Mines Corporation

Unaudited Pro Forma Combined Income Statement for the Year Ended December 31, 2006
(Bolnisi and Palmarejo) (Note 1)

		Bolnisi and	Pro Forma			Pro Forma
	Coeur	Palmarejo	Adjustments			Combined
	(In thousands except per share data)

REVENUES
Sales of metals	$216,573	$—			$—	$216,573

COSTS AND EXPENSES
Production costs applicable to sales	92,378	—			—	92,378
Depreciation and depletion	26,772	—			—	26,772
Administrative and general	19,369	3,155			—	22,524
Exploration	9,474	15,013			—	24,487
Litigation settlement	2,365	—			—	2,365
Other	—	538			—	538

Total costs and expenses	150,358	18,706			—	169,064

Operating income (loss)	66,215	(18,706)			—	47,509
OTHER INCOME AND EXPENSES
Interest and other	18,654	1,957			—	20,611
Interest expense, net of capitalized interest	(1,224)	(440)				(1,664)

Total other income and expenses	17,430	1,517			—	18,947
Income (loss) from continuing operations before taxes	83,645	(17,189)			—	66,456
Income tax (provision) benefit	(8,226)	—				(8,226)

INCOME (LOSS) FROM CONTINUING OPERATIONS	$75,419	$(17,189)			$—	$58,230

BASIC AND DILUTED INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS
Basic income (loss) per share	$0.28					$0.11

Diluted income (loss) per share	$0.26					$0.10

Weighted average number of shares of common stock:
Basic	271,357		(b	)	260,976	532,333
Diluted	296,082		(b	)	260,976	557,058

See accompanying notes to these pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Pro Forma transaction adjustments for the acquisition of Bolnisi and Palmarejo as of June 30, 2007.

The unaudited pro forma condensed combined financial statements contained herein assume that the merger transaction had been completed on January 1, 2007 (for income statement purposes) and on June 30, 2007 (for balance sheet purposes).

The existing Coeur shareholders will hold the majority of the voting stock of the combined company. The existing members of the Coeur board of directors will be retained as directors of the combined company. Thereafter, the directors will be elected annually by the holders of the combined company’s shareholders. The composition of the senior management of the combined company will consist of existing Coeur senior management. Accordingly, Coeur is deemed to be the accounting acquiror. As a result, Bolnisi’s and Palmarejo’s assets and liabilities are recorded at their estimated fair values. The purchase price is based upon Coeur issuing a total of 261.0 million new shares. The number of Coeur shares to be issued is determined by multiplying the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 by the Bolnisi conversion ratio of 0.682, and multiplying the outstanding shares of Palmarejo common stock at June 30, 2007 of 91,251,738, less the 66,855,237 Palmarejo shares held by Bolnisi, by the Palmarejo conversion ratio of 2.715. In addition, the purchase price includes the fair value of new Palmarejo options to purchase Coeur shares that will be exchanged for the outstanding vested options to purchase Palmarejo shares of $31.3 million, cash payments totaling $1.1 million and estimated transaction costs of approximately $11.6 million, resulting in total consideration of approximately $1.1 billion. The estimated Coeur share price of $4.00 on May 3, 2007, the date the merger was agreed to and announced, was used to estimate the fair value of the Coeur shares to be issued in the Transactions. The exact market price of Coeur common stock on the date of closing will be used to ultimately determine the fair value of the Coeur shares issued in the Transactions.

For purposes of preparing the unaudited pro forma condensed combined financial statements for the merger transactions, management has made certain assumptions. The book value of Bolnisi’s and Palmarejo’s assets and liabilities, excluding development properties, at June 30, 2007 are assumed to approximate fair value and, as such, the excess purchase price, including the impact of deferred income taxes, has been allocated to mining properties.

The following represents the preliminary allocation of the purchase price if the Bolnisi and Palmarejo transactions had occurred on June 30, 2007:

(In thousands)

Consideration:
Coeur stock issued (260,976,363 shares at $4.00)	$1,043,905
Fair value of options issued	31,308
Cash payments	1,052
Transaction advisory fee and other transaction costs	11,600

Total purchase price	$1,087,865

Fair value of net assets acquired:
Cash	$16,646
Other current assets	4,393
Property, plant and equipment, net	52,952
Non producing and development properties	1,470,315
Other assets	46

Total assets	1,544,352

Less:
Current liabilities	7,458
Other long-term liabilities	8,384
Deferred tax liabilities	440,645

Total liabilities	456,487

Net assets	$1,087,865

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The unaudited pro forma condensed combined financial statements for the Transactions include the following adjustments:

(a) To eliminate the Bolnisi’s historical stockholders’ equity accounts.

(b) To record the issuance of an estimated 260,976,363 shares of Coeur common stock to be issued to Bolnisi and Palmarejo shareholders based on the outstanding shares of Bolnisi ordinary shares at June 30, 2007 of 285,542,321 multiplied by the exchange ratio of 0.682 and the estimated outstanding shares of Palmarejo common stock of 91,251,738, less the 66,855,237 Palmarejo shares held by Bolnisi, multiplied by the exchange ratio of 2.715.

(c) To record the portion of the purchase price allocated to Bolnisi’s mining properties. In addition, deferred income taxes are recognized for the difference between the revised carrying amounts of Bolnisi’s assets and their associated income tax bases which will not change as a result of the Transactions.

This allocation is preliminary and is subject to change due to several factors including: changes in the fair values of Bolnisi’s assets and liabilities up to the closing date of the transaction; the actual merger costs incurred, the number of Palmarejo stock options outstanding at the closing date; valuations of assets and liabilities that may be required which have not been completed as of the date of this proxy statement. These changes will not be known until after the closing date of the merger transaction.

(d) To record the transaction advisory fees and estimated transaction costs to be incurred by Coeur as a result of the Bolnisi/Palmarejo-Coeur combination as follows:

(In thousands)

Advisory fees	$5,425
Legal fees	2,750
Other	3,425

$11,600

(e) To record the distribution of the cash consideration to be paid to Bolnisi and Palmarejo shareholders in the Transactions of $1,052,000.

(f) To record a deferred tax asset related to net operating losses in Mexico acquired in the transactions.

(g) To record the fair value attributable to Coeur share options to be issued in exchange for vested Palmarejo options.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

Note 2.	Non recurring charges resulting directly from the transaction.

The company expects to recognize compensation expense of approximately $14 million within the 12 months following consummation of the transaction. This expense is as a result of the conversion of options to purchase Palmarejo shares into options to purchase Coeur shares.

Note 3.	Bolnisi and Bolnisi and Palmarejo Balances.

The Bolnisi and the Bolnisi and Palmarejo balances presented in the pro forma financial statements have been adjusted to reflect U.S. generally accepted accounting principles and to present the balances in U.S. dollars. The balances were translated to U.S. dollars at foreign exchange rates applicable for each of the periods presented. The balance sheets were translated using a rate of .8488 in effect at the balance sheet date as of June 30, 2007. Revenues and expenses reflected in the income statements were translated at an average exchange rate of .8488 for the six month period ended June 30, 2007 and .7893 for the year ended December 31, 2006, which rates approximate the average foreign exchange rates for these periods.